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                                                                      EXHIBIT 16
                             [LETTERHEAD OF KPMG]


KPMG                   BOX 10426 777 DUNSMUIR STREET  TELEPHONE (604) 691-3000
CHARTERED ACCOUNTANTS  VANCOUVER BC V7Y 1K3 CANADA    TELEFAX   (604) 691-3031
                                                            http://www.kpmg.ca

Securities and Exchange Commission
Washington DC 20549
USA

April 9, 1998

Ladies and Gentlemen

We were previously auditors of Portacom Wireless, Inc. and, under date of January 15, 1997, we reported on the consolidated financial statements of Portacom Wireless, Inc. and subsidiaries as of and for the periods ended December 31, 1996 and 1995. On February 4, 1998, we resigned as auditors of Portacom Wireless, Inc. We have read Portacom Wireless, Inc.'s statements included under Item 4 of its amended Form 8-K dated April 9, 1998, and we agree with such statements.

Yours very truly,



/s/ KPMG
Chartered Accountants
Vancouver, BC
Canada